Exhibit 99.1

FOR IMMEDIATE RELEASE: DECEMBER 20, 2011

LEGGETT & PLATT TO ACQUIRE WESTERN PNEUMATIC TUBE

Fabricator of titanium, nickel, and other specialty materials for aerospace industry will bolster

Leggett & Platt’s exposure to attractive, higher growth markets.

Carthage, MO, December 20, 2011 -— Leggett & Platt (NYSE:LEG) today announced the signing of a definitive agreement to acquire Western Pneumatic Tube Holding, LLC, a leading provider to the aerospace industry of integral components for critical aircraft systems. The transaction is structured as a cash purchase at an enterprise value of $188 million, is subject to customary closing conditions including regulatory clearance, and is expected to close by January 31, 2012. The operations will constitute a new, stand-alone business unit within Leggett & Platt’s Industrial Materials segment. The acquisition is expected to be slightly accretive to Leggett & Platt’s EPS in the first year.

Western’s current annual sales are approximately $60 million and rising, reflecting strong anticipated industry growth. The company is based in Kirkland, Washington, with an additional facility near San Diego, California. Western specializes in fabricating thin-walled, large diameter, welded tubing and specialty formed products from titanium, nickel-based alloys, stainless steels and other high strength metals for leading aerospace suppliers and OEMs. Western’s products are utilized in demanding environments where product integrity and durability are paramount. Requirements regarding weight, corrosion, wear, and extreme temperature differentials necessitate the use of advanced, difficult-to-process alloys. The products are integral components of critical aircraft systems including fuel, hydraulic, pneumatic, environmental, stability, life support and cooling.

David S. Haffner, Leggett & Platt’s President and CEO, said “We are excited about Western, an advantageously positioned provider of integral, value-added components with significant technical content. Our strategic, long-term, 4-5% annual growth objective envisions periodic acquisition of companies exactly like Western: high-quality businesses with secure, leading positions in growing, profitable, attractive markets. Given Western’s competitive position and Leggett’s keen familiarity with tubing manufacturing and metal-working processes, this acquisition—our largest since we changed strategic direction in late 2007—is an excellent match for Leggett.”

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FOR MORE INFORMATION: Visit Leggett’s website at www.leggett.com.

COMPANY DESCRIPTION: Leggett & Platt (NYSE: LEG) is a diversified manufacturer (and member of the S&P 500) that conceives, designs and produces a variety of engineered components and products that can be found in most homes, offices, and automobiles. The 128-year-old firm is comprised of 19 business units, 18,000 employee-partners, and 130 manufacturing facilities located in 18 countries.

FORWARD-LOOKING STATEMENTS: Statements in this release that are not historical in nature are “forward-looking.” These statements involve uncertainties and risks, including the occurrence of any event, change or other circumstance that could give rise to the termination of the above referenced agreement; the inability to complete the agreement due to the failure to satisfy its conditions; legislative, regulatory and economic developments that could prohibit or delay the completion of the agreement; the company’s ability to improve operations and realize cost savings, price and product competition from foreign and domestic competitors, changes in demand for the company’s products, cost and availability of raw materials and labor, fuel and energy costs, future growth of acquired companies, general economic conditions, foreign currency fluctuation, litigation risks, and other factors described in the company’s Form 10-K. Any forward-looking statement reflects only the company’s beliefs when the statement is made. Actual results could differ materially from expectations, and the company undertakes no duty to update these statements.

CONTACT: Investor Relations, (417) 358-8131 or invest@leggett.com

David M. DeSonier, Senior Vice President of Strategy and Investor Relations

Susan R. McCoy, Staff Vice President of Investor Relations